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                                PXRE CORPORATION

                     (FORMERLY NAMED PHOENIX RE CORPORATION)

                                       AND

                      STATE STREET BANK AND TRUST COMPANY,
                              AS SUCCESSOR TRUSTEE

                                    ---------


                             SUPPLEMENTAL INDENTURE

                          Dated as of January 24, 1997

                                   ----------

                                       to

                    the Indenture dated as of August 31, 1993
                         between Phoenix Re Corporation
                        (now named PXRE Corporation) and
                      State Street Bank and Trust Company,
                             as successor Trustee to
           The First National Bank of Boston, as Trustee, relating to
                 $75 million Original Aggregate Principal Amount
                         of 9 3/4% Senior Notes due 2003


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                             SUPPLEMENTAL INDENTURE

               THIS SUPPLEMENTAL INDENTURE (the "Supplemental Indenture") is made as of the 24th day of January, 1997, between PXRE CORPORATION (formerly named Phoenix Re Corporation) (the "Company") and STATE STREET BANK AND TRUST COMPANY, as successor Trustee (the "Trustee").

                              W I T N E S S E T H:

               WHEREAS, the Company and The First National Bank of Boston, as Trustee, heretofore executed and delivered an Indenture, dated as of August 31, 1993 (the "Indenture"); and

               WHEREAS, the Trustee has succeeded The First National Bank of Boston, as Trustee; and

               WHEREAS, pursuant to the Indenture, the Company issued and the Trustee authenticated and delivered $75 million aggregate principal amount of the Company's 9 3/4% Senior Notes due 2003 (the "Notes"); and

               WHEREAS, Section 9.2 of the Indenture provides that with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding (the "Requisite Consents"), the Company, when authorized by a resolution of its Board of Directors, and the Trustee may enter into an amended or supplemental Indenture; and

               WHEREAS, the Company has obtained the Requisite Consents to amend the Indenture in certain respects; and

               WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company;

               NOW, THEREFORE, the Company and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Notes:

                                    ARTICLE 1
                AMENDMENTS TO CERTAIN PROVISIONS OF THE INDENTURE

               SECTION 1.01 AMENDMENT OF CERTAIN SECTIONS OF THE INDENTURE. Subject to Section 2.01 hereof, the Indenture is hereby amended by adding thereto the following in Section 4.23:

               "SECTION 4.23  1997 Securities Offering.

               Notwithstanding any covenant or other provision to the contrary contained in this Indenture, for purposes hereof, the following provisions shall apply in relation to the issuance by PXRE Capital Trust I, a statutory business trust created under the laws of the State of Delaware and controlled by the Company (the "Trust"), of up to $100,000,000 liquidation amount of Capital Trust Pass-through Securities'sm' (TRUPS'sm') and related transactions, as further described in the Company's Consent Solicitation Statement dated January 17, 1997 (the "Solicitation Statement"), a copy of which is on file with the Trustee (terms defined in the Solicitation Statement being used herein as so defined); provided, that the Trust engages in no activities other than issuing the Trust Securities, applying the proceeds thereof to purchase an equal principal amount of the





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Subordinated Debentures and engaging in those other activities necessary or incidental thereto, which may include participating in the Exchange Offer:

               (a) The Capital Securities shall be deemed to be debt securities (and not Preferred Stock) with terms and provisions identical to the Subordinated Debentures. Without limiting the generality of the foregoing, this paragraph (a) shall have the effect that (i) so long as the Company holds all the outstanding Common Securities and no other Capital Stock of the Trust is outstanding, the Trust shall be a Wholly Owned Subsidiary of the Company, (ii) periodic distributions on the Capital Securities shall be deemed to be interest and not dividends and shall be included in Consolidated Interest Expense of the Company, and (iii) redemption of the Capital Securities at maturity of the Subordinated Debentures will not constitute a Restricted Payment.

               (b) The Indebtedness represented by the Capital Securities shall be deemed to be Indebtedness permitted to be incurred under Section 4.9; provided, that (A) no Default or Event of Default shall have occurred and be continuing at the time of the proposed incurrence thereof or shall occur as a result of such proposed incurrence, and (B) after giving effect to such proposed incurrence the Company's Consolidated Fixed Charge Coverage Ratio would be greater than 2.0 to 1.0.

               (c) A redemption of the Subordinated Debentures and the Trust Securities upon a Tax Event or an Investment Company Event will not constitute a Restricted Payment; provided, that such redemptions either (a) occur on or prior to December 31, 1997, or (b) the Company, upon completion of such redemptions, would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under paragraph (a) of Section 4.8.

               (d) Neither a Tax Event Maturity Advancement nor a payment of the Subordinated Debentures and redemption of the Capital Securities at the advanced maturity of the Subordinated Debentures effected thereby shall be deemed to involve a Restricted Payment or otherwise be restricted by the Indenture.

               (e) A redemption of the Offered Securities in exchange for the Exchange Securities pursuant to the Exchange Offer shall not be deemed to involve a Restricted Payment or otherwise be restricted by the Indenture.

               (f) A redemption of the Trust Securities by distribution of the Subordinated Debentures to the holders of the Trust Securities upon a termination of the Trust shall not constitute a Restricted Payment or an incurrence of Indebtedness by the Company.

               (g) The incurrence by the Company of obligations under the Guarantees and its obligations to pay the costs, expenses, debts and other obligations of the Trust (other than with respect to the Trust Securities), to the extent constituting Indebtedness for purposes of the Indenture, will be considered as part of (but not increasing the amount of) the Indebtedness represented by the Capital Securities.

               (h) Section 4.15 shall not be violated by the terms of the Declaration, which terms provide that during the continuance of a Declaration Event of Default the rights of the Company as a holder of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Capital Securities."

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                                    ARTICLE 2
                                  MISCELLANEOUS

               SECTION 2.01 EFFECT OF SUPPLEMENTAL INDENTURE. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

               SECTION 2.02 INDENTURE REMAINS IN FULL FORCE AND EFFECT. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

               SECTION 2.03 INDENTURE AND SUPPLEMENTAL INDENTURE CONSTRUED TOGETHER. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

               SECTION 2.04 CONFIRMATION AND PRESERVATION OF INDENTURE. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

               SECTION 2.05 CONFLICT WITH TRUST INDENTURE ACT. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

               SECTION 2.06 SEVERABILITY. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

               SECTION 2.07 TERMS DEFINED IN THE INDENTURE. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

               SECTION 2.08 HEADINGS. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

               SECTION 2.09 BENEFITS OF SUPPLEMENTAL INDENTURE, ETC. Nothing in this Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

               SECTION 2.10 SUCCESSORS. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

                                       -3-






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               SECTION 2.11 TRUSTEE NOT RESPONSIBLE FOR RECITALS. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.

               SECTION 2.12 CERTAIN DUTIES AND RESPONSIBILITIES OF THE TRUSTEE. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

               SECTION 2.13 GOVERNING LAW. The internal law of the State of New York shall govern and be used to construe this Supplemental Indenture.

               SECTION 2.14 COUNTERPART ORIGINALS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

               IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date and year first above written.

                                  PXRE CORPORATION



                                  By:  /s/ Gerald L. Radke
                                      ------------------------------------
                                       Name:  Gerald L. Radke
                                       Title: Chairman of the Board, President
                                               and Chief Executive Officer

                                  STATE STREET BANK AND TRUST COMPANY, as
                                  successor Trustee



                                  By:  /s/ Ruth A. Smith
                                      ------------------------------------
                                       Name:  Ruth A. Smith
                                       Title: Vice President






                                       -4-

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